SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549


                            FORM 8-K

                         CURRENT REPORT

             PURSUANT TO SECTION 13 OR 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934


                Date of Report:  August 26, 1997
                (Date of earliest event reported)

                   UNITED WASTE SYSTEMS, INC.
     (Exact name of Registrant as specified in its charter)


       Delaware            0-20868              3-3532338
   (State or other      (Commission File       (IRS Employer
    jurisdiction of         number)        Identification No.)
    incorporation)


First City Tower, 1001 Fannin, Suite 4000, Houston, Texas              77002
(Address of Principal Executive Offices)                          (Zip Code)


Registrant's telephone number, including area code:  (713) 512-6200

    Four Greenwich Office Park, Greenwich, Connecticut  06830
   (Former name or former address, if changed since last report)


Item 5.  Other Events

     On August 26, 1997, pursuant to an Agreement and Plan of Merger, dated as of April 13, 1997, as amended (the "Merger Agreement"), by and among USA Waste Services, Inc. ("USA Waste"), Riviera Acquisition Corporation, a wholly owned subsidiary of USA Waste ("Acquisition"), and United Waste Systems, Inc. ("United"), Acquisition was merged with and into United, whereupon
United became a wholly owned subsidiary of USA  Waste (the "Merger").
United's common stock, par value $0.001 per share ("United  Common Stock"), is no longer transferable, and certificates evidencing shares of United Common Stock represent only the right to receive, without interest, shares of the common stock, par value $0.01 per share, of USA Waste ("USA Waste Common Stock"), in accordance with the provisions of the Merger Agreement. The holders of shares of United Common Stock ("United Stockholders") are entitled to receive 1.075 shares (the "Exchange Ratio") of USA Waste Common Stock for each share of United Common Stock held, or an aggregate of approximately 52 million shares of USA Waste Common Stock. The stockholders of USA Waste (the "USA Waste Stockholders") and the United Stockholders approved the
Merger Agreement on August 26, 1997.   The Exchange Ratio was determined
through negotiations between the managements of USA Waste and United and was approved by their respective boards of directors. Cash will be paid in lieu of fractional shares of USA Waste Common Stock on the basis of $41.10 per share. Pursuant to the Merger Agreement, no interest will be paid or
accrued on the  consideration paid in  the Merger.   The Merger was accounted
for as a pooling of interests.  In  addition, in connection with  the Merger,
USA Waste assumed approximately $325 million in United debt.   Effective as
of the close of business on August 26, 1997, United Common Stock was removed from listing on the Nasdaq Stock Market. United owns and operates nonhazardous waste disposal, treatment, collection, transfer and recycling
businesses and complimentary operations throughout the United States.   As of
June 30, 1997, United operated 39 disposal and treatment facilities, 78 transfer stations and 80 collection operations.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 22nd day of September, 1997.

                              UNITED WASTE SYSTEMS, INC.



                              By:  /s/ Gregory T. Sangalis
                                   ----------------------------------
                                   Gregory T. Sangalis
                                   Vice President and Secretary



Date:  September 22, 1997